LETTER FROM KPMG LLP        EXHIBIT 16.1

March 21, 2013
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for HomeStreet Inc. and, under the date of March 15, 2013, we reported on the consolidated financial statements of HomeStreet Inc. as of and for the years ended December 31, 2012 and 2011. On March 18, 2013, we were dismissed. We have read HomeStreet’s statements included under Item 4.01 of its Form 8-K dated March 21, 2013, and we agree with such statements.

Very truly yours,
(signed) KPMG LLP